Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Amendment No. 2 to Form S-1) and related Prospectus of Bio-Path Holdings, Inc. for the registration of common stock and offering of pre-funded warrants and common warrants and to the incorporation by reference therein of our report dated March 30, 2023, with respect to the consolidated financial statements of Bio-Path Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

July 31, 2023